Exhibit 107

CALCULATION OF FILING FEE TABLE

Form SF-3

BMW FS Securities LLC
(Exact Name of Registrant as Specified in its Charter)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Asset-Backed Securities	(1)	457(s)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fees Due
(1)  To be determined at the time of filing of the related prospectus pursuant to Rule 424(h) of the Securities Act of 1933.  An unspecified amount of securities of each identified class is being registered as may from time to time be offered at unspecified prices.  The registrant is deferring payment of all of the registration fees for any such securities in accordance with Rules 456(c) and 457(s) of the Securities Act of 1933.